UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2026

REIN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38130	13-4196017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12407 N. Mopac Expy., Suite 250, #390
Austin, Texas 78758
(Address of principal executive offices)

(737) 802-1989

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock: Par value $.001	RNTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Definitive Material Agreement.

Underwriting Agreement with Konik Capital Partners, LLC

On April 30, 2026, Rein Therapeutics, Inc., a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Konik Capital Partners, LLC, a division of T.R. Winston & Company, LLC, acting as sole book-running manager, relating to the issuance and sale of 50,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Offering”). The price to the public in the Offering is $1.00 per share, before underwriting discounts and commissions. Under the terms of the Underwriting Agreement, the Company granted the Underwriter an overallotment option, exercisable for 45 days, to purchase up to 7,500,000 additional shares of common stock from the Company at the public offering price, less underwriting discounts and commissions.

On May 4, 2026, the parties closed on the issuance and sale of 50,000,000 shares of the Company’s common stock under the Underwriting Agreement. The net proceeds to the Company from the Offering are expected to be approximately $46.1 million, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company.

The Offering was made pursuant to the Company’s registration statement on Form S-1 (File No. 333-295390), which was declared effective by the Securities and Exchange Commission (the “SEC”) on April 30, 2026 under the Securities Act of 1933, as amended (the “Securities Act”).

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties, and termination provisions. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by the Underwriting Agreement.

The Company issued to the Underwriter or its designees warrants to purchase up to a total of 3% of the shares of common stock sold in the Offering (including the shares sold through the exercise of the over-allotment option). The warrants are exercisable at $1.50 per share (150% of the public offering price per share) for a five (5) year period ending April 30, 2031 in compliance with FINRA Rule 5110(g)(8)(A). The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e).

This Current Report contains forward-looking statements that involve risks and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of net proceeds expected from the Offering. The risks and uncertainties involved include, but are not limited to, the Company’s ability to satisfy certain conditions to closing on a timely basis, or at all, as well as other risks detailed from time to time in the Company’s SEC filings.

Item 8.01 Other Events

On April 30, 2026, the Company issued a press release announcing that it had priced the Offering. A copy of the Company’s press release is attached as Exhibit 99.1 hereto.

In connection with the Offering, Greenberg Traurig, LLP provided the Company with the updated legal opinion attached to this Current Report on Form 8-K as Exhibit 5.1.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy shares of common stock or any other securities of the Company, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Bios Letter Agreement

On April 30, 2026, the Company entered into a letter agreement with Bios Partners, L.P., on behalf of certain Bios entities holding securities of the Company, pursuant to which the Bios entities agreed to defer the conversion of 12,232 shares (“Preferred Shares”) of Series X Non-Voting Convertible Preferred Stock of the Company held by the Bios entities, and waive the Company’s obligation in the Company’s Certificate of Designation of Series X Non-Voting Convertible Preferred Stock to reserve the shares of common stock (“Underlying Shares”) issuable upon exercise of the Preferred Shares until such time as the Company has amended its Restated Certificate of Incorporation to increase its authorized common stock. In addition, the Bios entities have agreed, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any Preferred Shares or Underlying Shares for a period ending April 30, 2029. In consideration of the agreements and waivers of the Bios entities, the Company has agreed to issue to the Bios entities at the closing of the Offering warrants to purchase 3,000,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The warrants to be issued to the Bios entities shall be on substantially the same terms as the Underwriter’s warrant, except for the exercise price.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this report:

Exhibit Number	Exhibit Description

1.1	Underwriting Agreement dated April 30, 2026 between the Company and Konik Capital Partners, LLC, a division of T.R. Winston & Company, LLC

5.1	Opinion of Greenberg Traurig, LLP

99.1	Press Release dated April 30, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REIN THERAPEUTICS, INC.

Dated: May 4, 2026	/s/ Brian Windsor
Brian Windsor, Ph.D.,
President and Chief Executive Officer